As filed with the Securities and Exchange Commission on October 17, 2012

Registration No. 333-182856
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Marketkast, Incorporated
(Exact name of registrant as specified in its charter)

Florida	7812	45-4632256
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2295 S. Hiawassee Rd., Suite 414
Orlando, FL 32835
(816) 520-6469
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

James S. Byrd, Jr.
8815 Conroy Windermere Road, Suite 417
Orlando, Fl 32835
(407) 312-4405
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Gregg E. Jaclin, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 Tel: (732) 409-1212 Fax: (732) 577-1188

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Calculation Of Registration Fee

Title of Each Class Of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common stock, no par value	326,500	$1.10	$359,150	$48.99

(1) This Registration Statement covers the resale by our selling shareholders of up to 326,500 shares of common stock previously issued to such selling shareholders.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), based on the last private sales price for common stock of the registrant as there is currently no public market price for the registrant’s common stock. The last private sales price here is determined by the price per share sold in a private placement completed in June 2012 plus increase value of $0.10 accounting for the potential increased value of our stock as a result of such shares having increased liquidity and being registered with the SEC. The selling shareholders will sell at the fixed price of $1.10 per share until our common stock is quoted on the OTC Bulletin Board and after than at prevailing market prices or privately negotiated prices. As such, the selling shareholders will not be able to make any profit on sales unless and until there is an active trading market.

(3) Partially paid previously.  We are remitting payment to the SEC for the remaining registration fees.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION ON OCTOBER 17, 2012

326,500 shares of common stock

Marketkast, Incorporated

This prospectus relates to periodic offers and sales of 326,500 shares of our common stock by the selling security holders.

Our common stock is presently not traded on any market or securities exchange. The 326,500 shares of our common stock will be sold by selling security holders at a fixed price of $1.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The offering price of $1.10 per share for the shares of common stock was determined based on the price of our common stock of $1.00 during our private offering.  We added the additional $0.10 over the offering price of our common stock during our private offering to account for the potential increased value of our stock as a result of such shares having increased liquidity and being registered with the SEC and unrestricted.  Such increase in value is purely speculative and not based upon any rigorous analysis.

The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. As such, the selling shareholders will not be able to make any profit on sales unless and until there is an active trading market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2012

PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	13
DILUTION	13
MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS	15
OUR BUSINESS	18
MANAGEMENT	23
EXECUTIVE COMPENSATION	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
DESCRIPTION OF CAPITAL STOCK	26
SELLING SHAREHOLDERS	27
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	28
EXPERTS	28
ADDITIONAL INFORMATION	29
INDEX TO FINANCIAL STATEMENTS	F-1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

“We,” “us,” “our company,” “our,” “Marketkast” and the “Company” refer to Marketkast, Incorporated, but do not include the shareholders of Marketkast, Incorporated.

Business Overview

We were incorporated under the laws of the State of Florida on December 28, 2011 and we are a development stage company.  We function as a provider of online video production, distribution, syndication and marketing services for business owners. We assist business owners in using video to market their products or services and to help the client drive traffic to their website.  Some of our potential customers already have video on their website, and for those customers we will focus on marketing their video content to help drive additional web traffic.  Some of our potential customers will not have video on their website, and we can help them create or produce the video content and help them launch the video content on their website.

We have a menu of products and services ranging from a basic video product up to a full professional video production and marketing package that would be sold for several thousand dollars. Packages can be customized for customers depending on the type of content the customer wishes to create or publish on their website, and the nature and scope of the marketing services that we provide. Marketing services can include items as video search engine optimization (VSEO), the creating of branded channels on video sharing sites like YouTube, and syndication of the content to video sharing sites such as YouTube and Vimeo.

We believe that the use of online video for business branding, marketing and awareness is becoming more commonplace as more business owners are recognizing online video as a powerful and effective medium for selling their products or driving awareness to their business. Many businesses cannot afford to access conventional broadcast media like television and radio, however online video is a less costly means of reaching potential new customers and driving business revenue, and more business owners are turning to online video as a means of marketing their business and products.

It is our belief that there has been a proliferation of online video player technologies and platforms in the past few years, and that has resulted in more businesses having video as an ingredient of their business website, and we believe that number is continuing to grow. However, we believe that even though the ability to publish video on a website has become commonplace, the ability to use that video content to drive actual traffic and new customers to a business has not. We believe that business owners do not want video just for entertainment or vanity sake, they want to be able to market their business and drive customer awareness, and that is what we bring. We view the process from the standpoint of marketing first, with the actual creation and publishing of content being the secondary focus. We focus on the use of online video to drive new business for the customer, not on being a technology or production company.

For the year ended June 30, 2012, we experienced total revenues of $3,000 and had a net loss of $31,409. Our auditor has issued a “going concern” notation about our company, meaning that we face uncertainties that our business will not succeed or be viable.  Additionally, it is likely that we will need additional capital or additional financing in the future, and if such financing is not available to us on acceptable terms our business may suffer or fail as a result.

As of October 2012 we have taken the following steps to become an operating company:

1.
We finished and launched our website www.marketkast.com, and created our e-commerce platform to facilitate online sales of our products and services. We also created and published a number of marketing and informational videos regarding our products and services.

2.
We engaged the services of Veritas Consulting Group as an outsourced sales organization and they began marketing our products and services for sale in July 2012. We have a revenue share agreement with Veritas pursuant to which they receive between 35% and 50% of gross sales proceeds from a sale depending upon who generates the sales lead.

3.
We created and launched a $99 video product in July 2012, and began marketing that product through online pay per click efforts in August 2012. We began to experience initial sales of such product in September 2012. The cost of the pay per click marketing efforts is between $1,000 and $2,000 per month.  The $99 basic video is an entry-level video that involves no live production but instead uses text and still images in a short (30 to 60 seconds) video format. We also sell customized packages that are more comprehensive and expensive than the $99 video product.  These packages can range from several hundred dollars to several thousand dollars depending on the amount of customization in the production or editing of the video content, or whether there are any marketing services included.   We are currently fulfilling the sale of these products and services internally, and plan to fulfill the sales of these products and services internally until such time as we are not able to fulfill internally due to volume of sales, at which time we will begin to fulfill some of these products and services through outsourced fulfillment resources like Franshella Productions.

4.
We created our branded YouTube channels www.youtube.com/marketkast and www.youtube.com/newskast, and published our own marketing and informational videos on such channel in September 2012. We began to use our Video SEO (VSEO) process to drive traffic and viewership to that content, resulting in over 80,000 video views on our MarketKast YouTube channel in the first 10 days following its launch, and over 90,000 views on our NewsKast YouTube channel in the first 3 days following launch.

5.
We launched our NewsKast video press release product in July 2012, and we began marketing the product both online and through our outsourced sales company Veritas Consulting Group in July 2012. NewsKast is a follow on video news release service, meaning that we do not issue or distribute corporate news over conventional news wires, but rather we will take news that has been released through conventional means and further distribute that news in video form through the various video sharing sites, or through our own NewsKastVideo channel.  If the client has the news in video format, we may use the client’s content, or we may assist the client in creating a video about the news, such as through our $99 basic video, or a more customized video production. As of September 30, 2012 we have not experienced any sales of our NewsKast product or service. We plan to fulfill the sales of these products and services internally until such time as we are not able to fulfill internally due to volume of sales, at which time we will begin to fulfill some of these products and services through outsourced fulfillment resources like Franshella Productions.

During the next 12 months we intend to take the following additional steps to market our products and services:

1.
In the 4th calendar quarter of 2012 we intend to hire between 1 and 2 internal salespeople to engage in follow on sales to our $99 video purchasers, seeking to sell these users of our basic video product into a more comprehensive package including additional video content as well as marketing and syndication programs.  The cost of hiring sales people is anticipated to be between $1,500 and $3,000 per month, per person, as a draw against commission.

2.
We will continue to work with Veritas and potentially other outsourced sales organizations to sell our products and services on a revenue share basis.  We do not anticipate any significant direct expense associated with such efforts, however we do expect to share revenue from such sales at the rate of up between 35% and 50% of gross sales.

3.
We will continue to produce and publish our own marketing videos and will use our own internal marketing efforts to drive viewership to that video content with the intent of driving traffic to our website and the associated sales of our products and services. The cost associated with such production and marketing efforts is expected to be between $1,500 and $2,000 per month.

We have a current burn rate, as of October 2012, of approximately $10,000 per month. Once we become publicly traded, we anticipate that the cost of being a public company will be between $60,000 and $85,000 per year, which will add to our burn rate at that time.  As a result, we expect our post offering burn rate to be between $15,000 and $18,000 per month. Therefore, if we do not experience any income or obtain additional financing, we could expect to run out of capital sometime between August 2013 and December 2013.  For this reason, if we do not experience any income in the first half of 2013, we will need to raise additional capital of between $15,000 and $18,000 per month, in order to continue our business.  In addition, in order to fully implement our business plan, we will need to raise an additional $200,000 to $400,000 of capital for the purpose of initiating and ramping up marketing and sales efforts, hiring of sales personnel and for general working capital. This additional $200,000 to $400,000 of financing will need to be raised between January 2013 and December 2013 in order to effectively implement our business plan.  It is not necessary that we receive such a capital infusion at any one time, we could effectively implement our plan through the raising of between $50,000 and $100,000 per quarter in 2013. However, there is no assurance that we will be able to raise any capital in the future.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors,” beginning on page 3.

Corporate Information

The address of our principal executive office is at 2295 S. Hiawassee Rd, Ste. 414, Orlando, Florida, 32835, and our telephone number is (816) 520-6469. We maintain a website at www.marketkast.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	A requirement to have only two years of audited financial statements and only two years of related MD&A;

•	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

•	Reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•	No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We have elected to use the extended transition period provided above and therefore our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.”

The Offering

Shares of common stock offered by selling shareholders	326,500

Shares of common stock outstanding before the offering	20,126,500

Shares of common stock outstanding after the offering	20,126,500

Terms of the offering	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.

Trading Market
There is currently no trading market for our common stock. We intend to apply soon for quotation on the OTC Bulletin Board. We will require the assistance of a market-maker to apply for quotation and there is no guarantee that a market-maker will agree to assist us.

Use of proceeds	We will not receive proceeds from the resale of shares by the selling shareholders.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

We operate in an immature industry and have a relatively new business model, which makes it difficult to evaluate our business and prospects.

We derive nearly all of our revenue from the sale of online marketing and media services, which is an immature industry that has undergone rapid and dramatic changes in its short history. The industry in which we operate is characterized by rapidly-changing Internet media, evolving industry standards, and changing user and client demands. Our business model is also evolving and is distinct from many other companies in our industry, and it may not be successful. As a result of these factors, the future revenue and income potential of our business is uncertain. Any evaluation of our business and our prospects must be considered in light of these factors and the risks and uncertainties often encountered by companies in an immature industry with an evolving business model such as ours. Some of these risks and uncertainties relate to our ability to:

●	maintain and expand client relationships;

●	sustain and increase the number of visitors to our client’s websites;

●	manage our expanding operations and implement and improve our operational, financial and management controls;

●	overcome challenges presented by adverse global economic conditions as they impact spending in our client verticals;

●	raise capital at attractive costs, or at all;

●	acquire and integrate websites and other businesses;

●	successfully expand our footprint in our existing client verticals and enter new client verticals;

●	respond effectively to competition and potential negative effects of competition on profit margins;

●	attract and retain qualified management, employees and independent service providers;

●	successfully introduce new processes and technologies and upgrade our existing technologies and services; and

●	respond to government regulations relating to the Internet, marketing in our client verticals, personal data protection, email, software technologies and other aspects of our business.

If we are unable to address these risks, our business, results of operations and prospects could suffer.

Our operating results may fluctuate and our future revenues and profitability are uncertain.

Our operating results have varied in the past and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include the following:

●	current global economic and financial conditions as well as their impact on e-commerce, financial services, and the communications and Internet industries;

●	our success in direct marketing and promotional campaigns;

●	any changes to the scope and success of marketing efforts by third-parties;

●	market acceptance of our services by our new customers;

●	customer renewal rates and turnover of customers of our services,

●	continued development of our distribution channels for our products and services;

●	the impact of price changes in our products and services or our competitors' products and services;

●	the impact of decisions by distributors to offer competing or replacement products or modify or cease their marketing practices;

●	the availability of alternatives to our products;

●	seasonal fluctuations in business activity;

●	changes in marketing expenses related to promoting and distributing our services

●	potential attacks, including hacktivism, by nefarious actors, which could threaten the perceived reliability of our products and services;

●	changes in policies regarding Internet administration imposed by governments or governmental authorities outside the U.S.;

●	potential disruptions in regional registration behaviors due to catastrophic natural events or armed conflict; and

●	changes in the level of spending for information technology-related products and services by our customers.

Our operating expenses may increase. If an increase in our expenses is not accompanied by a corresponding increase in our revenues, our operating results will suffer, particularly as revenues from some of our services are recognized ratably over the term of the service, rather than immediately when the customer pays for them, unlike our sales and marketing expenditures, which are expensed in full when incurred. From our inception through June 30, 2012 we experienced a net loss of $31,409 from our business operations. We have a current monthly burn rate of approximately $10,000 per month.  Once our offering is complete and we are publicly traded, we anticipate a post offering monthly “burn rate” of between $15,000 and $18,000 per month if we are not able to generate any income from sales.

Due to all of the above factors, our revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, operating results may fall below our expectations and the expectations of securities analysts or investors in one or more future periods. If this were to occur, the market price of our common stock would likely decline.

Our operating results may continue to be adversely affected as a result of unfavorable market, economic, social and political conditions.

An unstable global economic, social and political environment may have a negative impact on demand for our services, our business and our operations, including the ongoing hostilities in the Middle East, natural disasters, the eurozone crisis and the U.S. economic environment. The economic, social and political environment has or may negatively impact, among other things:

●
our customers' continued growth and development of their businesses and our customers' ability to continue as going concerns or maintain their businesses, which could affect demand for our products and services;

●	current and future demand for our services, including decreases as a result of reduced spending on information technology and communications by our customers;

●	price competition for our products and services;

●	the price of our common stock;

●	our liquidity;

●	our ability to service our debt, to obtain financing or assume new debt obligations; and

●	our ability to obtain payment for outstanding debts owed to us by our customers or other parties with whom we do business.

In addition, to the extent that the economic, social and political environment impacts specific industry and geographic sectors in which many of our customers are concentrated, that may further negatively impact our business. If the market, economic, social and political conditions in the U.S. and globally do not improve, or if they further deteriorate, we may experience material adverse impacts on our business, operating results and financial position as a consequence of the above factors or otherwise.

The online video industry is highly competitive with many diverse competitors.

Many of our competitors are better funded than we are.  The technology we rely on to generate revenue is changing rapidly and we may not be able to keep up with the technological developments.  We do not hold patents or have any protectable intellectual property at this time that will prevent other competitors from developing our identical products and services and thereby controlling the market share of our industry.

We depend upon Internet search companies to attract a significant portion of the visitors to our clients’ websites, and any change in the search companies’ search algorithms or perception of us or our industry could result in our products and services becoming less effective, which would negatively impact our revenue.

We depend in significant part on various Internet search companies, such as Google, Microsoft and Yahoo!, and other search websites to direct a significant number of visitors to our clients’ websites to provide our online marketing services to our clients. Search websites typically provide two types of search results, algorithmic and paid listings. Algorithmic, or organic, listings are determined and displayed solely by a set of formulas designed by search companies. Paid listings can be purchased and then are displayed if particular words are included in a user’s Internet search. Placement in paid listings is generally not determined solely on the bid price, but also takes into account the search engines’ assessment of the quality of the website featured in the paid listing and other factors. We rely on both algorithmic and paid search results, as well as advertising on other websites, to direct a substantial share of the visitors to our websites.

Our ability to maintain the number of visitors to our clients’ websites from search websites and other websites is not entirely within our control. For example, Internet search websites frequently revise their algorithms in an attempt to optimize their search result listings or to maintain their internal standards and strategies. Changes in the algorithms could cause our client’s websites to receive less favorable placements, which could reduce the number of users who visit our client’s websites. In addition, our business model may be deemed similar to those of our competitors and others in our industry that Internet search websites may consider to be unsuitable or unattractive. Internet search websites could deem our client’s content to be unsuitable or below standards or less attractive or worthy than those of other or competing websites. In either such case, our client’s websites may receive less favorable placement in algorithmic or paid listings, or both.

A reduction in the number of visitors to our client’s websites could negatively affect our ability to earn revenue. If visits to our client’s websites decrease, it will be more difficult for us to attract clients to pay for our services.

The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending in the United States and other parts of the world that affect not only the ultimate consumer, but also retailers. As a result, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, or maintain or improve our earnings from operations as a percentage of net sales. If the global economic slowdown continues for a significant period or continues to worsen, our results of operations, financial condition, and cash flows could be materially adversely affected.

We depend on search engines for a significant portion of our visitors, and any decline in the number of visitors who use search engines to locate business products and services could cause our revenue to decline or our cost to reach visitors to increase.

A significant portion of our revenue is attributable to visitors to our client’s websites or viewers of our client’s video content originating from search engines such as Google, Yahoo, Bing and other search engines. In addition, website publishers may place significant restrictions on our offerings. These restrictions may prohibit advertisements from specific clients or specific industries, or restrict the use of certain creative content or formats. If a website publisher decides not to make media inventory available to us, or decides to demand a higher revenue share or places significant restrictions on the use of such inventory, we may not be able to find advertising inventory from other websites that satisfy our requirements in a timely and cost-effective manner. In addition, the number of competing online marketing service providers and advertisers that acquire inventory from websites continues to increase. Consolidation of Internet advertising networks and website publishers could eventually lead to a concentration of desirable inventory on a small number of websites or networks, which could limit the supply of inventory available to us or increase the price of inventory to us. We cannot assure you that we will be able to acquire advertising inventory that meets our clients’ performance, price and quality requirements. If any of these things occur, our revenue could decline or our operating costs may increase.

If we do not effectively manage our growth, our operating performance will suffer and we may lose clients.

We hope to experience, and to a certain extent have experienced, rapid growth in our operations, and we expect to experience further growth in our business, both through acquisitions and internally. This growth has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In particular, continued rapid growth and acquisitions may make it more difficult for us to accomplish the following:

●	Successfully scale our technology to accommodate a larger business and integrate acquisitions;

●	maintain our standing with key vendors, including Internet search companies and third-party website publishers;

●	maintain our client service standards; and

●	develop and improve our operational, financial and management controls and maintain adequate reporting systems and procedures.

In addition, our personnel, systems, procedures and controls may be inadequate to support our future operations. The improvements required to manage our growth will require us to make significant expenditures, expand, train and manage our employee base and allocate valuable management resources. If we fail to effectively manage our growth, our operating performance will suffer and we may lose clients, key vendors and key personnel.

Our key personnel may provide only limited amounts of time to our business, which may cause our business to fail.

Our future ability to execute our business plan depends upon the continued service of our Chief Executive Officer , Chairman, and Secretary James S. Byrd, Jr., our President, COO, acting CFO, Treasurer and Director, Douglas S. Hackett, and other key technology, marketing, sales and support personnel or other employees.  Both of these gentlemen have significant other business interests, and neither will devote their full time and effort to our business. As such, they may be limited in the amount of time they can devote to the Company.  However, they each plan on devoting a minimum of 20 hours per week to the Company. If we lost the services of one or more of our key personnel, or if one or more of our executive officers or employees joined a competitor or otherwise competed with us, our business may be adversely affected. In particular, the services of key members of our research and development team would be difficult to replace. We cannot assure that we will be able to retain or replace our key personnel.  Additionally, our officers, James S. Byrd, Jr. and Douglas S. Hackett are working for us for nominal compensation.  It is likely that at some point our officers will need to be regularly compensated for their services to us, and that will cause an increase in our operating expenses.

Mr. Hackett and Mr. Byrd beneficially own and control the great majority of our common stock, and therefore they can exercise control over our company

Our Chairman and CEO, James S. Byrd, Jr. and our President, Douglas S. Hackett beneficially own 99.4% of our common stock prior to the offering and will own 98.4% of our common stock after the offering.  Therefore, Mr. Byrd and Mr. Hackett exercise strong control over our company, and have the ability to control our business.  Specifically, Mr. Byrd and Mr. Hackett have the ability to exercise voting control over how we conduct our business, including who serves as a director of our company, the hiring and firing of key employees, the issuance of additional shares or debt in our company, mergers and acquisitions among other items. There are risks inherently associated with having voting control over the company vested in the hands of two individuals, and that could impact how our company performs.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

Based on our financial history since inception, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has generated very little revenue. Specifically, the Company, while in the development stage, is proceeding with its business plan. The Company has taken certain steps in furtherance of this business plan, but there is no guarantee as to our profitability or success.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to expand our client base through marketing and client acquisition programs. We cannot assure you that we will be able to successfully grow our client base to a level that is needed to sustain ourselves and become profitable. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

We currently do not have any agreements with our suppliers or customers. If these suppliers decide not to provide us products or these customers decide not to purchase products from us, our business operations and financial results will be adversely affected.

We currently do not have any agreement with our suppliers or customers. We do not know if these suppliers or customers will continue to cooperate with us although we have a good relationship with them. Also, the terms of the transactions are not guaranteed and may be changed from time to time or subject to negotiation based on supply and demand. If these suppliers decide not to provide us products or these customers decide not to purchase products from us, or if the terms of the transaction negatively change, our revenues and operations will be adversely affected.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We anticipate that we will need additional capital to finance our business operations. Specifically, we have a current burn rate, as of October 2012, of approximately $10,000 per month. Once we become publicly traded, we anticipate that the cost of being a public company will be between $60,000 and $85,000 per year, which will add to our burn rate at that time.  Therefore,  we would expect our post offering burn rate to be between $15,000 and $18,000 per month, if we do not experience any income. Therefore, if we do not experience any income or obtain additional financing, we could expect to run out of capital sometime between August 2013 and December 2013, depending on when we become publicly traded.  For this reason, if we do not experience any income in the first half of 2013, we will need to raise additional capital of between $15,000 and $18,000 per month, in order to continue in business.  In addition, in order to fully implement our business plan, we will need to raise an additional $200,000 to $400,000 of capital for the purpose of initiating and ramping up marketing and sales efforts, hiring of sales personnel and for general working capital. This additional $200,000 to $400,000 of financing will need to be raised between January 2013 and December 2013 in order to effectively implement our business plan.  It not necessary that we receive such a capital infusion at any one time, we could effectively implement our plan through the raising of between $50,000 and $100,000 per quarter (calendar) 2013.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our business and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States, and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We may need to hire additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Poor perception of our business or industry as a result of the actions of third parties could harm our reputation and adversely affect our business, financial condition and results of operations.

Our business is dependent on attracting a large number of visitors to our clients’ websites and providing leads and clicks to our clients, which depends in part on our reputation within the industry and with our clients. There are companies within our industry that regularly engage in activities that our clients’ customers may view as unlawful or inappropriate. These activities, such as spyware or deceptive promotions, by third parties may be seen by clients as characteristic of participants in our industry and, therefore, may have an adverse effect on the reputation of all participants in our industry, including us. Any damage to our reputation, including from publicity from legal proceedings against us or companies that work within our industry, governmental proceedings, consumer class action litigation, or the disclosure of information security breaches or private information misuse, could adversely affect our business, financial condition and results of operations.

If we fail to compete effectively against other online marketing and media companies and other competitors, we could lose clients and our revenue may decline.

The market for online marketing is intensely competitive. We expect this competition to continue to increase in the future. We perceive only limited barriers to entry to the online marketing industry. We plan to compete both for clients and for limited high quality advertising inventory. We also plan to compete for clients on the basis of a number of factors, including return on marketing expenditures, price, and client service.

We plan to compete with Internet and traditional media companies for a share of clients’ overall marketing budgets, including:

●	online marketing or media services providers;

●	offline and online advertising agencies;

●	major Internet portals and search engine companies with advertising networks such as Google, Yahoo!, MSN, and AOL;

●	other online marketing service providers, including online affiliate advertising networks and industry-specific portals or lead generation companies;

●	website publishers with their own sales forces that sell their online marketing services directly to clients;

●	in-house marketing groups at current or potential clients;

●	offline direct marketing agencies; and

●	television, radio and print companies.

Competition for web traffic among websites and search engines, as well as competition with traditional media companies, could result in significant price pressure, declining margins, reductions in revenue and loss of market share. In addition, as we continue to expand the scope of our services, we may compete with a greater number of websites, clients and traditional media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. Large Internet companies with brand recognition, such as Google, Yahoo!, MSN, and AOL, have significant numbers of direct sales personnel and substantial proprietary advertising inventory and web traffic that provide a significant competitive advantage and have significant impact on pricing for Internet advertising and web traffic. These companies may also develop more vertically targeted products that match consumers with products and services, such as Google’s mortgage rate and credit card comparison products, and thus compete with us more directly. The trend toward consolidation in the Internet advertising arena may also affect pricing and availability of advertising inventory and web traffic. Many of our current and potential competitors also enjoy other competitive advantages over us, such as longer operating histories, greater brand recognition, larger client bases, greater access to advertising inventory on high-traffic websites, and significantly greater financial, technical and marketing resources. As a result, we may not be able to compete successfully. Competition from other marketing service providers’ on- and offline offerings could affect both volume and price, and thus revenue. If we fail to deliver results that are superior to those that other online marketing service providers achieve, we could lose clients and our revenue may decline.

If we are unable to retain the members of our management team or attract and retain qualified management team members in the future, our business and growth could suffer.

Our success and future growth depend, to a significant degree, on the continued contributions of the members of our management team. Each member of our management team is an at-will employee and may voluntarily terminate his or her employment with us at any time with minimal notice. We also may need to hire additional management team members to adequately manage our growing business. We may not be able to retain or identify and attract additional qualified management team members. Competition for experienced management-level personnel in our industry is intense. Qualified individuals are in high demand, particularly in the Internet marketing industry, and we may incur significant costs to attract and retain them. If we lose the services of any member of our management team or if we are unable to attract and retain additional qualified senior managers, our business and growth could suffer.

If the market for online marketing services fails to continue to develop, our future growth may be limited and our revenue may decrease.

The online marketing services market is relatively new and rapidly evolving, and it uses different measurements than traditional media to gauge its effectiveness. Some of our current or potential clients have little or no experience using the Internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the Internet. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. In particular, we are dependent on our clients’ adoption of new metrics to measure the success of online marketing campaigns. We may also experience resistance from traditional advertising agencies who may be advising our clients. We cannot assure you that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, our ability to grow our business may be limited and our revenue may decrease.

Unauthorized access to or accidental disclosure of consumer personally-identifiable information that we collect may cause us to incur significant expenses and may negatively affect our credibility and business.

There is growing concern over the security of personal information transmitted over the Internet, consumer identity theft and user privacy. Despite our implementation of security measures, our computer systems may be susceptible to electronic or physical computer break-ins, viruses and other disruptions and security breaches. Any perceived or actual unauthorized disclosure of personally-identifiable information regarding website visitors, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, could harm our reputation, impair our ability to attract website visitors and attract and retain our clients, or subject us to claims or litigation arising from damages suffered by consumers, and thereby harm our business and operating results. In addition, we could incur significant costs in complying with the multitude of state, federal and foreign laws regarding the unauthorized disclosure of personal information.

We may incur significant costs to be a public company to ensure compliance with U.S corporate governance and accounting requirements and we may not be able to absorb such costs.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations. Based on our management’s reasonable estimates, we anticipate that our cost of being a public company, including legal, audit costs, printing, filing fees and other costs will be between $60,000 and $85,000 per year.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

If we fail to keep pace with rapidly-changing technologies and industry standards, we could lose clients or advertising inventory and our results of operations may suffer.

The business lines in which we currently compete are characterized by rapidly-changing Internet media and marketing standards, changing technologies, frequent new product and service introductions, and changing user and client demands. The introduction of new technologies and services embodying new technologies and the emergence of new industry standards and practices could render our existing technologies and services obsolete and unmarketable or require unanticipated investments in technology. Our future success will depend in part on our ability to adapt to these rapidly-changing Internet media formats and other technologies. We will need to enhance our existing technologies and services and develop and introduce new technologies and services to address our clients’ changing demands. If we fail to adapt successfully to such developments or timely introduce new technologies and services, we could lose clients, our expenses could increase and we could lose advertising inventory.

Limitations on our ability to collect and use data derived from user activities could significantly diminish the value of our services and cause us to lose clients and revenue.

When a user visits our clients’ websites, we use technologies, including “cookies”, to collect information such as the user’s Internet Protocol, or IP, address, offerings delivered by us that have been previously viewed by the user and responses by the user to those offerings. In order to determine the effectiveness of a marketing campaign and to determine how to modify the campaign, we need to access and analyze this information. The use of cookies has been the subject of regulatory scrutiny and litigation and users are able to block or delete cookies from their browser. Periodically, certain of our clients and publishers seek to prohibit or limit our collection or use of this data. Interruptions, failures or defects in our data collection systems, as well as privacy concerns regarding the collection of user data, could also limit our ability to analyze data from our clients’ marketing campaigns. This risk is heightened when we deliver marketing services to clients in the financial and medical services client verticals. If our access to data is limited in the future, we may be unable to provide effective technologies and services to clients and we may lose clients and revenue.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

After we become a public company and particularly after we cease to be an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules implemented by the SEC. In addition, our management team will also have to adapt to the requirements of being a public company. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” immediately.

If we become a public company, we also expect that it may be more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an “emerging growth company.”

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC.

We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” immediately.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Risks Related to Our Common Stock

We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The offering price of our common stock should not be used as an indicator of the future market price of the securities. The offering price bears no relationship to our actual value, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $1.10 per share for the shares of common stock includes a speculative increase in value of $0.10 over the price of our common stock during our private offering of $1.00 per share, to account for the potential increased value of our stock as a result of such shares having increased liquidity and being registered with the SEC and unrestricted.  The offering price and the increase in value over the private offering price bear no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.  As such, the selling shareholders will not be able to make any profit on sales unless and until there is an active trading market.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 100,000,000 shares of common stock, with no par value.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.

Messrs. Byrd and Hackett’s control may prevent you from directing the course of our operations and may affect the price of our common stock.

Messrs. Byrd and Hackett beneficially own approximately 99.4% of our common stock prior to the offering and will own 98.4% of our common stock after the offering. As long as Messrs. Byrd and Hackett beneficially own more than 50% of our common stock, they will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. As such, the value attributable to the right to vote is limited.

This concentration of ownership could result in a reduction in value to the common stock you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Our common stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated under the Securities Act.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders. However, in the future if we decide to issue more shares, our existing shareholders will experience dilution.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our shares of common stock. We anticipate on applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders

As of October 17, 2012, we had 32 shareholders of our common stock.

Transfer Agent and Registrar

ClearTrust, LLC is currently the transfer agent and registrar for our common stock. Its address is 16540 Pointe Village Dr., Suite 206, Lutz, FL 33558. Its phone number is (813) 235-4490.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The information and financial data discussed below is derived from our audited financial statements for the period from inception (December 28, 2011) through June 30, 2012.  The audited financial statements were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the related notes contained elsewhere in this prospectus. The financial statements contained elsewhere in this prospectus fully represent our financial condition and operations; however, they are not indicative of our future performance.

Overview

We function as a provider of online video production, syndication and marketing services for business owners. We assist business owners in using video to market their products and services on their business website, including the production or creation of video content, and the marketing and distribution of that video on the internet for purposes of driving viewership to the video for the client.

We have a menu of products and services ranging from a $99 basic video product up to a full professional video production and marketing package that would be sold for several thousand dollars. Our $99 basic video product does not involve any live production, rather it is a very simple short video that only includes still images and text or voice over. We produce and sell this video as a introduction service for clients that do not have video on their website, with the intention that we have the opportunity to offer the client additional products and services such as our video marketing services. Packages can be customized for customers depending on the type of content the customer wishes to create or publish on their website, and the nature and scope of the marketing services that we provide. Marketing services can include such things as video search engine optimization (VSEO), the creating of branded channels on video sharing sites like YouTube and Vimeo, and the syndication of the content to all video sharing sites and through social media.

We believe that the use of online video for business branding, marketing and awareness is becoming more commonplace as more business owners are seeing that online video is a powerful and effective medium for selling their products or driving awareness to their business. Many businesses cannot afford to access conventional broadcast media like television and radio, however online video is a less costly means of reaching potential new customers and driving business revenue, and more business owners are turning to online video as a means of marketing their business and products.

We believe that there has been a proliferation of online video player technologies and platforms in the past few years, and that has resulted in more businesses having video as an ingredient of their business website, and that number is continuing to grow. However, even though the ability to publish video on a website has become commonplace, we believe that the ability to use that video content to drive actual traffic and new customers to a business has not. Business owners do not want video solely for entertainment or vanity sake, they want to be able to marketing their business and drive customer awareness, and that is what we offer. We view the process from the standpoint of marketing first, with the actual creation and publishing of content being the secondary focus. We focus on the use of online video to drive new business for the customer, not on being a technology or production company.

In the period from inception (December 28, 2011) through June 30, 2012, we had $3,000 revenue and our net loss was $31,409. As of June 30, 2012, we had total current assets of $153,591 and total current liabilities of $2,000.

Plan of Operation

We are a development stage company. Our activities have been primarily limited to business formation, strategic development, marketing, website and product development, negotiations with third party sales and channel partners, and capital raising activities. We have signed a contract for outsourced sales with Veritas Consulting Group, as of May 29, 2012, and Veritas began offering our products for sale in July 2012.  We have performed sporadic video development and marketing services for some clients since inception, and that has resulted in some nominal revenue, however, we do not expect to begin realizing consistent revenue until late 2012. Accordingly, our operations have been minimal.  As of October 2012 we have taken the following steps to become an operating company:

1.
We finished and launched our website www.marketkast.com, and created our e-commerce platform to facilitate online sales of our products and services. We also created and published a number of marketing and informational videos regarding our products and services.

2.
We engaged the services of Veritas Consulting Group as an outsourced sales organization and they began marketing our products and services for sale in July 2012. We have a revenue share agreement with Veritas pursuant to which they receive between 35% and 50% of gross sales proceeds from a sale depending upon who generates the sales lead.

3.
We created and launched a $99 video product in July 2012, and began marketing that product in August 2012. We began using pay per click to market this product during the second half of August 2012. We are marketing this product through Google, Bing and Yahoo by purchasing search keywords that we believe will attract potential customers for our $99 product. We began to experience sales of that product in September 2012. The cost of the pay per click marketing efforts is between $1,000 and $2,000 per month.  The $99 basic video is an entry-level video that involves no live production but instead uses text and still images in a short (30 to 60 seconds) video format. We also sell customized packages that are more comprehensive and expensive than the $99 video product.  These packages can range from several hundred dollars to several thousand dollars depending on the amount of customization in the production or editing of the video content, or whether there are any marketing services included.   We are currently fulfilling the sale of these products and services internally, and plan to fulfill the sales of these products and services internally until such time as we are not able to fulfill internally due to volume of sales, at which time we will begin to fulfill some of these products and services through outsourced fulfillment resources like Franshella Productions.

4.
We created our branded YouTube channels www.youtube.com/marketkast and www.youtube.com/newskast and published our own marketing and informational videos on those channels beginning in September 2012. We began to use our Video SEO (VSEO) process to drive traffic and viewership to that content, resulting in over 80,000 video views on our YouTube/MarketKast channel in the first 10 days following its launch, and over 90,000 views on our YouTube/NewsKast channel in the first 3 days following launch.

5.
We launched our NewsKast video press release product in July 2012, and we began marketing that product both online and through our outsourced sales company Veritas Consulting Group in July 2012. NewsKast is a follow on video news release service, meaning that we do not issue or distribute corporate news over conventional news wires, but rather we will take news that has been released through conventional means and further distribute that news in video form through the various video sharing sites, or through our own NewsKastVideo channel.  If the client has the news in video format, we may use the client’s content, or we may assist the client in creating a video about the news, such as through our $99 basic video, or a more customized video production. As of September 30, 2012 we have not experienced any sales of our NewsKast product or service. We plan to fulfill the sales of these products and services internally until such time as we are not able to fulfill internally due to volume of sales, at which time we will begin to fulfill some of these products and services through outsourced fulfillment resources like Franshella Productions.

During the next 12 months we intend to take the following additional steps to market our products and services:

1.
In the 4th calendar quarter of 2012 we intend to hire between 1 and 2 internal salespeople to engage in follow on sales to our $99 video purchasers, seeking to sell these users of our basic video product into a more comprehensive package including additional video content as well as marketing and syndication programs.  The cost of hiring sales people is anticipated to be between $1,500 and $3,000 per month, per person, as a draw against commission.

2.
We will continue to work with Veritas and potentially other outsourced sales organizations to sell our products and services on a revenue share basis.  We do not anticipate any significant direct expense associated with such efforts, however we do expect to share revenue from such sales at the rate of between 35% and 50% of gross sales.

3.
We will continue to produce and publish our own marketing videos and will use our own internal marketing efforts to drive viewership to that video content with the intent of driving traffic to our website and the associated sales of our products and services. The cost associated with such production and marketing efforts is expected to be between $1,500 and $2,000 per month.

We have a current burn rate, as of October 2012, of approximately $10,000 per month. It includes office rental expenses, payroll, insurance, marketing, travel, telephone, internet and other office expenses and miscellaneous expenses. Once we become publicly traded, we anticipate that the cost of being a public company will be between $60,000 and $85,000 per year, which will add to our burn rate at that time.  As a result, post offering we expect our burn rate to be between $15,000 and $18,000 per month. The additional $5,000 to $8,000 per month will be due to legal, accounting, printing, filing, transfer agent and other miscellaneous expenses associated with being public.

Therefore, if we do not experience any income or obtain additional financing, we could expect to run out of capital sometime between August 2013 and December 2013.  For this reason, if we do not experience any income in the first half of 2013, we will need to raise additional capital of between $15,000 and $18,000 per month, in order to continue our business.  In addition, in order to fully implement our business plan, we will need to raise an additional $200,000 to $400,000 of capital for the purpose of initiating and ramping up marketing and sales efforts, hiring of sales personnel and for general working capital. This additional $200,000 to $400,000 of financing will need to be raised between January 2013 and December 2013 in order to effectively implement our business plan.  It is not necessary that we receive such a capital infusion at any one time, we could effectively implement our plan through the raising of between $50,000 and $100,000 per quarter in calendar 2013. However, there is no assurance that we will be able to raise any capital in the future.

We raised approximately $126,500 in gross proceeds in the private placement closed in June 2012.  In addition, our founders James Byrd, Jr. and Douglas Hackett purchased $25,000 of founders stock each, resulting in $50,000 of capital to our company. Finally, we raised $15,000 in a private loan borrowing from a lender.

We expect to finance our operations primarily through our existing cash, our operations and any future financing.  If we do not obtain additional funding, we will continue to operate on a reduced budget until such time as more capital is raised. We believe that we could operate with our current cash on hand while satisfying any shortfall in cash flow with income that will be generated after the launch of our sales and marketing programs.  However, as stated above, to effectively implement our business plan, we will need to obtain additional financing in the future. In order to fully implement our business plan, we anticipate that we will need between $200,000 and $400,000 of additional financing during 2013, or $50,000 to $100,000 per quarter during calendar 2013. There can be no assurance that such financing will be available to us on terms that are acceptable to us, and if such financing is not available on acceptable terms our business could suffer or fail.

Results of Operations

We have conducted minimal operations during the fiscal year ended June 30, 2012 and we have generated only nominal revenues during this period.  We had net losses of $31,409 for fiscal 2012. Our auditor has expressed doubt as to whether we will be able to continue to operate as a “going concern” due to the fact that the Company has had no material revenues since inception and will need to raise capital to further its operations.

During the fiscal year ended June 30, 2012, we experienced general and administrative expenses of $34,064. These general and administrative expenses consist of rent, insurance, professional fees, travel, employee compensation and other miscellaneous items.

Liquidity and Capital Resources

As of June 30, 2012, we had cash of $153,591.  Our primary uses of cash were for marketing expenses, employee compensation, and working capital. The main sources of cash were from the proceeds from the sale of common stock to our founders, in a private placement and a note payable. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

●	An increase in working capital requirements,
●	Addition of administrative and sales personnel as the business grows,

●	Increases in advertising, public relations and sales promotions as we commence operations,
●	Development of new customers and market initiation, and

●	The cost of being a public company and the continued increase in costs due to governmental compliance activities.

The following summarizes the key components of the Company’s cash flows for the fiscal 2012:
Cash flows used in operating activities	$(27,909)
Cash flows from investing activities	-
Cash flows from financing activities	181,500
Net increase in cash and cash equivalents	$153,591

We have a current burn rate, as of October 2012, of approximately $10,000 per month, which includes office rent, payroll, insurance, marketing, travel, telephone, internet and other office expenses and miscellaneous expenses. Once we become publicly traded, we anticipate that the cost of being a public company will be between $60,000 and $85,000 per year, which will add to our burn rate at that time. As a result, post offering we expect our burn rate to be between $15,000 and $18,000 per month. The additional burn rate will be due to legal, accounting, printing, filing, transfer agent and other miscellaneous expenses associated with being public.

Therefore, if we do not experience any income or obtain additional financing, we could expect to run out of capital sometime between August 2013 and December 2013.  For this reason, if we do not experience any income in the first half of 2013, we will need to raise additional capital of between $15,000 and $18,000 per month, in order to continue our business.  In addition, in order to fully implement our business plan, we will need to raise an additional $200,000 to $400,000 of capital for the purpose of initiating and ramping up marketing and sales efforts, hiring of sales personnel and for general working capital. This additional $200,000 to $400,000 of financing will need to be raised between January 2013 and December 2013 in order to effectively implement our business plan.  It is not necessary that we receive such a capital infusion at any one time, we could effectively implement our plan through the raising of between $50,000 and $100,000 per quarter in 2013. If we do not obtain such additional financing on terms that are acceptable to us our ability to fully implement our business plan will be impacted as a result and our business may suffer or fail.

There is no specific timing of when we would deploy the $200,000 to $400,000 of additional capital, rather we would begin deploying the additional capital as and when it is procured. Generally, we would implement the following efforts with the additional capital raised:

1.
Implement an advertising budget of between $15,000 to $30,000 per quarter, which would be spent on additional online marketing of our products and services, using PPC, CPA and VSEO marketing to attract more potential clients.

2.	Spend approximately $5,000 per quarter on attending online marketing industry trade shows and similar events.

3.
Spend approximately $4,500 to $9,000 per quarter to hire additional internal sales personnel, which would result in 1-2 additional sales people employed per quarter under a draw against commission employment structure.

4.	Hire an additional IT professional and an additional client relations manager at the approximate cost of approximately $18,000 per quarter ($9,000 each)

5.	Spend $7,500 to $18,000 per quarter on lead acquisition including acquisition or licensing of databases, lead generation and lead sharing arrangements with third parties.

6.	Spend $0 to $20,000 per quarter on new product development and test marketing.

None of the above listed activities have a particular time deadline associated with them, so that they can be implemented either in whole or in part if and when capital becomes available. Additionally, none of the listed items have minimum spending requirements, so that if we are only able to raise a portion of the capital we should still be able to implement some or all of the above referenced activities to some extent.

Going Concern

Our financial statements have been prepared on a going concern basis. As of June 30, 2012, we have not generated material revenues since inception.  We expect to finance our operations primarily through our existing cash, our operations and any future financing.  However, there exists substantial doubt about our ability to continue as a going concern because we will be required to obtain additional capital in the future to continue our operations and there is no assurance that we will be able to obtain such capital, through equity or debt financing, or any combination thereof, or on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our operations would be materially negatively impacted. Therefore, there is substantial doubt as to our ability to continue as a going concern. Our ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

Critical Accounting Policies

Emerging Growth Company

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic and annual reports.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  As an emerging growth company, we are eligible to delay the adoption of such standards until the earlier of the date that (i) we are no longer an “emerging growth company” or (ii) we affirmatively and irrevocably opt out of the extended transition period for complying with such new or revised accounting standards, provided in Section 7(a)(2)(B) of the Securities Act.

We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date we are no longer an “emerging growth company” or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a)(2)(B), upon issuance of new or revised accounting standards that apply to our financial statements, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting guidelines.

We will remain an emerging growth company from up to the last day of the fifth anniversary of your first registered sale of common equity securities or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We also qualify as a Smaller Reporting Company under Rule 12b-2 of the Securities Exchange Act of 1934, as amended. Moreover, as a Smaller Reporting Company and so long as we remain a Smaller Reporting Company, we benefit from similar exemptions and exclusions as an Emerging Growth Company. In the event that we cease to be an Emerging Growth Company as a result of a lapse of the five year period, but continue to be a Smaller Reporting Company, we would continue to be subject to similar exemptions available to Emerging Growth Companies until such time as we were no longer a Smaller Reporting Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Recently Issued Accounting Pronouncements

We do not expect that other recently issued accounting pronouncements will have a material impact on our financial statements.

OUR BUSINESS

Overview

We were incorporated under the laws of the state of Florida on December 28, 2011. We function as a provider of online video production, distribution, syndication and marketing services for business owners. We assist business owners in developing video for their business website, and we use our resources and abilities to market the video to help the client drive traffic to the website with a goal of increasing sales or awareness for the client’s business.  Some of our potential customers already have video on their website, and for those customers we will focus on marketing their video content to help drive additional web traffic.  Some of our potential customers will not have video on their website, and we can help them acquire the necessary video player, either through using a free video player such as YouTube, or through referring them to a more feature rich customized video player through a third party video player provider like BrightCove or Vidaroo.

We function as a provider of online video production, syndication and marketing services for business owners. We assist business owners in using video to market their products and services on their business website, including the production or creation of video content, and the marketing and distribution of that video on the internet for purposes of driving viewership to the video for the client.

We have a menu of products and services ranging from a $99 basic video product up to a full professional video production and marketing package that would be sold for several thousand dollars.  Our $99 basic video product does not involve any live production, rather it is a very simple short video that only includes still images and text or voice over that is published in a video format. We produce and sell this video as a introduction service for clients that do not have video on their website, with the intention that we have the opportunity to offer the client additional products and services such as our video marketing services. Packages can be customized for customers depending on the type of content the customer wishes to create or publish on their website, and the nature and scope of the marketing services that we provide. Marketing services can include such things as video search engine optimization (VSEO), as well as the creating of branded channels on video sharing sites like YouTube and Vimeo, and the syndication of the content to all video sharing sites and through social media. We do not expect live production to be a major part of our business, however, some clients may request live production or more customized production of video content, and we will attempt to accommodate such request either through our own production efforts and staff or through outsourcing the custom video production to a third party video production company.

As of October 2012 we have taken the following steps to become an operating company:

1.
We finished and launched our website www.marketkast.com, and created our e-commerce platform to facilitate online sales of our products and services. We also created and published a number of marketing and informational videos regarding our products and services.

2.
We engaged the services of Veritas Consulting Group as an outsourced sales organization and they began marketing our products and services for sale in July 2012. We have a revenue share agreement with Veritas pursuant to which they receive between 35% and 50% of gross sales proceeds from a sale depending upon who generates the sales lead.

3.
We created and launched a $99 video product in July 2012, and began marketing that product in August 2012. We began using pay per click to market this product during the second half of August 2012. We are marketing this product through Google, Bing and Yahoo by purchasing search keywords that we believe will attract potential customers for our $99 product. We began to experience sales of that product in September 2012. The cost of the pay per click marketing efforts is between $1,000 and $2,000 per month.  The $99 basic video is an entry-level video that involves no live production but instead uses text and still images in a short (30 to 60 seconds) video format. We also sell customized packages that are more comprehensive and expensive than the $99 video product.  These packages can range from several hundred dollars to several thousand dollars depending on the amount of customization in the production or editing of the video content, or whether there are any marketing services included.   We are currently fulfilling the sale of these products and services internally, and plan to fulfill the sales of these products and services internally until such time as we are not able to fulfill internally due to volume of sales, at which time we will begin to fulfill some of these products and services through outsourced fulfillment resources like Franshella Productions.

4.
We created our branded YouTube channels www.youtube.com/marketkast and www.youtube.com/newskast and published our own marketing and informational videos on that channel beginning in September 2012. We began to use our Video SEO (VSEO) process to drive traffic and viewership to that content, resulting in over 80,000 video views on our YouTube/MarketKast channel in the first 10 days following its launch, and over 90,000 views on our YouTube/NewsKast channel in the first 3 days following launch.

5.
We launched our NewsKast video press release product in July 2012, and we began marketing that product both online and through our outsourced sales company Veritas Consulting Group in July 2012. NewsKast is a follow on video news release service, meaning that we do not issue or distribute corporate news over conventional news wires, but rather we will take news that has been released through conventional means and further distribute that news in video form through the various video sharing sites, or through our own NewsKastVideo channel.  If the client has the news in video format, we may use the client’s content, or we may assist the client in creating a video about the news, such as through our $99 basic video, or a more customized video production. As of September 30, 2012 we have not experienced any sales of our NewsKast product or service. We plan to fulfill the sales of these products and services internally until such time as we are not able to fulfill internally due to volume of sales, at which time we will begin to fulfill some of these products and services through outsourced fulfillment resources like Franshella Productions.

During the next 12 months we intend to take the following additional steps to market our products and services:

1.
In the 4th calendar quarter of 2012 we intend to hire between 1 and 2 internal salespeople to engage in follow on sales to our $99 video purchasers, seeking to sell these users of our basic video product into a more comprehensive package including additional video content as well as marketing and syndication programs.  The cost of hiring sales people is anticipated to be between $1,500 and $3,000 per month, per person, as a draw against commission.

2.
We will continue to work with Veritas and potentially other outsourced sales organizations to sell our products and services on a revenue share basis.  We do not anticipate any significant direct expense associated with such efforts, however we do expect to share revenue from such sales at the rate of between 35% and 50% of gross sales.

3.
We will continue to produce and publish our own marketing videos and will use our own internal marketing efforts to drive viewership to that video content with the intent of driving traffic to our website and the associated sales of our products and services. The cost associated with such production and marketing efforts is expected to be between $1,500 and $2,000 per month.

We have a current burn rate, as of October 2012, of approximately $10,000 per month, which includes office rent, payroll, insurance, marketing, travel, telephone, internet and other office expenses and miscellaneous expenses. Once we become publicly traded, we anticipate that the cost of being a public company will be between $60,000 and $85,000 per year, which will add to our burn rate at that time.  As a result, post offering we expect our burn rate to be between $15,000 and $18,000 per month. The additional burn rate will be due to legal, accounting, printing, filing, transfer agent and other miscellaneous expenses associated with being public.

Therefore, if we do not experience any income or obtain additional financing, we could expect to run out of capital sometime between August 2013 and December 2013.  For this reason, if we do not experience any income in the first half of 2013, we will need to raise additional capital of between $15,000 and $18,000 per month, in order to continue our business.  In addition, in order to fully implement our business plan, we will need to raise an additional $200,000 to $400,000 of capital for the purpose of initiating and ramping up marketing and sales efforts, hiring of sales personnel and for general working capital. This additional $200,000 to $400,000 of financing will need to be raised between January 2013 and December 2013 in order to effectively implement our business plan.  It is not necessary that we receive such a capital infusion at any one time, we could effectively implement our plan through the raising of between $50,000 and $100,000 per quarter in 2013. However, there is no assurance that we will be able to raise any capital in the future.

The use of online video for business branding, marketing and awareness is becoming more commonplace as more business owners are recognizing online video as a powerful and effective medium for selling their products or driving awareness to their business. Many businesses cannot afford to access conventional broadcast media like television and radio, however online video is a less costly means of reaching potential new customers and driving business revenue, and more business owners are turning to online video as a means of marketing their business and products. Our $99 basic video product is a very simple 30 to 60 second product that does not include live camera shooting, but instead includes still images and either a voice over or text that delivers the client’s message in an online video format.

We believe that there has been a proliferation of online video player technologies and platforms in the past few years, and that has resulted in more businesses having video as an ingredient of their business website, and that number is continuing to grow. However, we believe that even though the ability to publish video on a website has become commonplace, the ability to use that video content to drive actual traffic and new customers to a business has not. We believe that business owners do not want video just for entertainment or vanity sake, they want to be able to marketing their business and drive customer awareness, and that is what we bring. We view the process from the standpoint of marketing first, with the actual creation and publishing of content being the secondary focus. We focus on the use of online video to drive new business for the customer, not on being a technology or production company.

In June 2012, we completed a private placement offering by selling 126,500 shares of common stock to 30 investors for approximately $126,500.

For the year ended June 30, 2012 we experienced total revenues of $3,000 and had a net loss of $31,409.  Our auditor has issued a “going concern” notation about our company, meaning that we face uncertainties that our business will not succeed or be viable.  Additionally, it is likely that we will need additional capital or additional financing in the future, and if such financing is not available to us on acceptable terms our business may suffer or fail as a result.

We do not own any real estate and no real property is included in our financial statements.  We lease our corporate office in Orlando, Florida on a month to month lease at $500 per month, and we lease office space in Kansas City, Missouri on a month to month lease at $800 per month.

Our Service

We provide a full menu of services for business owners who want to add video to their website, with the focus being on using the video content as a marketing platform for driving customer acquisition. If a client has video on their site already, we offer an array of marketing and syndication programs designed to drive viewership to the video content, which in turn should increase overall website traffic and result in new business for the client. If a client does not have video, we can set up the video platform on the website and produce the initial or additional content for the client. Specifically, we presently offer the following services for our clients:

1.	Video search engine optimization (VSEO), which is combining video content with keyword application to obtain higher ranking in search engines such as Google, Yahoo and Bing;

2.
The creating of branded channels on video sharing sites like YouTube, and syndication of the client’s video content to video sharing sites and through social media, such as we have done with our own site, youtube.com/marketkast and youtube.com/newskast.

We charge for our services based on a menu of options, or based upon certain packages that we create from time to time. Because we have so many options available for the client to choose from, we can readily customize a video marketing plan for the customer that can include some or all of our services.

Our clients will typically purchase our services by check or credit card, with some transactions being fully automated such as the purchase of the $99 basic video, and others being negotiated and priced based on the agreed service package.

As of September 30, 2012 we began making some initial sales of our products and services.  However, our sales have been nominal to date, with only 16 sales of our $99 video product made as of September 30, 2012.  As of this date, we have also sold 6 larger packages, at approximately $250 each. The $99 basic video is an entry level video that involves no live production but instead uses text and still images in a short (30 to 60 seconds) video format. The larger packages we have sold can be longer in length, and involve the use of more graphics and more editing time and effort, but still do not involve live production. The larger packages have been custom sales or up-sales from the $99 video purchasers.  These sales have all been fulfilled, or are being fulfilled internally through our own employees and efforts.

Our Strategy

Our objective is to become the leader in online video marketing and syndication for business owners. We believe that the use and viewership of online video has proliferated dramatically in the past several years but will continue to expand in the coming years especially with increased bandwidth on mobile smart phones.   More importantly, business owners are just beginning to learn that video should be a key component of their marketing or advertising strategy, and we believe that we can become a leading provider of video marketing, syndication and advertising services. Key elements of our strategy include the following:

Acquire and Retain Clients.  We believe a strong and diverse client base is critical to the success of our company. The use of online video is growing rapidly, and our ability to acquire business owners as clients during this growth phase is important to developing market share. We intend to focus on client acquisition through a variety of means including e-mail marketing, telemarketing, development of agreements with channel partners, as well as the use of conventional Internet marketing methods such as pay per click and cost per acquisition programs. Finally, we intend to use our own marketing efforts for our video content and video syndication for the purpose of driving customer acquisition and revenues. Once we have acquired the client initially, we intend to continue to work with the client to deepen the relationship as we assist the client in using our services to enhance their business. If we do a good job for clients and help their business grow, we should be able to expand our relationship with the client as well, resulting in greater long term sustainable revenue for us.  However, we cannot be certain that we will be able to expand our relationships with our clients in order to create such revenue and that we will be able to generate long term sustainable revenue from such relationships.  We began our initial marketing efforts to acquire clients in July and August 2012, and we expect our client acquisition efforts to continue indefinitely.  The cost associated with client acquisition typically ranges between 25% and 50% of gross sales revenue. Some of that will include fixed expense for sales employees and some of that cost will be based on commission or revenue share arrangements.

Expand Product Offerings.  It is our objective to “productize” our services as much as possible, so that we can develop specific offerings that would appeal to every potential client. We have created and developed a $99 basic business video offering, and also a video press release service that we offer under the brand name NewsKast, and we will look to potentially create more “products” that are easily understandable and priced to market around the services that we provide. We anticipate that by offering a broad scope of products to our clients and potential clients, we enhance our ability to gain market share. At the present time however, we do not have any specific new products under development and we do not know if, or when, any such future products or expanded offerings will be available.

Distribution

We plan to distribute our products and services directly to customers through our own video marketing efforts including VSEO, PPC and CPA based internet marketing, as well as through email, our website, social networks, telemarketing and by affiliating with channel partners such as advertising and other marketing companies.

Marketing

To promote our products and services, we intend to increase our own visibility, build our brand and source clients through a variety of marketing initiatives, including video syndication and distribution, search engine marketing and  video search engine optimization (VSEO), and PPC and CPA programs. We launched certain aspects of our marketing efforts in July and August 2012, specifically we began our pay per click campaign for potential purchasers of our $99 video product in August 2012, and in July 2012 Veritas Consulting began direct marketing efforts on our behalf to potential business customers. We expect to launch cost per acquisition (CPA) marketing efforts in October 2012.  There is no direct cost associated with our marketing efforts through Veritas as that relationship is a revenue share relationship.  The cost of our pay per click program that was launched in August 2012 is averaging between $1,000 and $2,000 per month.  The anticipated cost of our future cost per acquisition marketing efforts are also expected to be between $2,000 and $3,000 per month, however those expenses will only be incurred as sales are made.

Search Engine Marketing. We intend to create, for our own business, a keyword-rich home page and secondary pages, as well as utilize video on our website to improve search engine rankings. We also intend to use our own VSEO programs to drive organic video viewership to our video content and corresponding traffic to our website. We intend to aggressively market our website to drive traffic and customer acquisition. Our site will be driven by video and will also contain a description of our various products and offerings, a “call to action” to attempt to cause the customer to purchase a product or service, or generate a sales lead for our sales staff, and will be e-commerce capable to allow for an automated transaction for customers ready to purchase a product or service directly from the our site.

Pay Per Click (PPC) and Cost per Acquisition (CPA) Marketing.  We plan on advertising through PPC and CPA marketing.  PPC is a form of internet advertising in which the advertiser pays a website on which it places an advertisement whenever the advertisement is clicked on by a visitor.  CPA is another format of internet advertising in which the advertiser pays a website on which it places an advertisement whenever the advertiser completes a sale through such advertisement.  PPC and CPA marketing drive highly targeted web based traffic that provides us with the potential for qualified client acquisition. By using PPC and CPA, we will be able to attract targeted web traffic that is actively looking for what we sell.  PPC marketing is purchased through search engines such as Google, Bing and Yahoo, and the cost per click varies based upon the search engine and the search words used, however, we have experienced average costs of between 15 and 20 cents per click.  Under PPC marketing, we pay a certain amount per click, typically between 15 cents and 20 cents per click for each potential client that clicks on a marketing link that we have posted on a search engine like Google, Yahoo or Bing. We pay this amount to Google, Yahoo, Bing or other search engines for each click we receive, with the intent that a certain percentage of people who click on a link to our website will ultimately become a purchaser of one of our products or services. CPA is marketing whereby we pay for a web generated sale, and the average cost for CPA is approximately 50% of the proceeds from the online sale.  Both PPC and CPA marketing are marketing campaigns for us to acquire potential clients for our company, and are not services that we presently offer or intend to offer to our clients for their businesses.

Outsourced Sales. We intend to use both internal and outsourced sales groups and programs to sell our products and offerings to qualified client lists and databases. We have signed on contract for outsourced sales with Veritas Consulting Group, as of May 29, 2012, and Veritas began offering our products for sale in July 2012. The contract with Veritas is a revenue share contract, so we do not have any direct cost associated with that contract.  Additionally, either party can terminate that contract at any time by giving written notice.

NewsKast and Press Releases. We will submit official press releases to appropriate agencies of all developments and milestones reach by us. We will also use our own proprietary press release service NewsKast to increase visibility of our product offerings and our business.

Operations

Our business operations are divided into the following core functions:

Sales and Marketing

We intend to implement all of the above stated programs in 2012 for purposes of driving customer acquisition and building our revenue base. Our sales and marketing initiatives will include deployment and oversight of our internal sales and marketing personnel, our outsourced telesales and channel partner sales organizations, and our email and direct marketing partners to deploy an array of marketing programs as set forth above and herein.

●
We intend to build an internal sales force of 1 to 2 sales people in 2012, who will be primarily commission based sales people focusing on selling additional products and services to clients who buy the $99 entry level video product directly from the internet. The cost of this sales force will be between $1,500 and $3,000 per month per person, however, most of these costs will be “draws” against commissions based on performance. We expect that, on average, the cost of an internal sales force will equate to between 25% and 30% of the revenue generated by such sales force.

●
We intend to aggressively market our $99 video product through all Internet marketing means, with the goal of driving a consistent flow of entry level customers to our company. We will market this product through SEO, VSEO, PPC, CPA, e-mail, social media and other Internet based direct marketing programs designed to create a constant flow of automated entry level sales.

●
We intend to work with our outsourced sales companies and channel partners to direct market to potential new clients and to re-market our entry-level purchasers into a more comprehensive package of services.

●	We intend to negotiate agreements with channel partners who will include our product offerings in their bundle of product offerings, under negotiated revenue split arrangements.

Product and Website Development, Publishing and Information Management

We are continually working to update and develop our product offerings, website and landing sites to create a better and more robust branding and suite of product offerings. We will use our internal development, marketing and publishing personnel to keep our offerings and information current in all respects, including the issuance of press releases and product updates, client newsletters, the creation and publishing of new video content on our website and landing sites, and the updating of all social media platforms and initiatives with all pertinent information on our company and our offerings.

Fulfillment

We will deploy both internal product fulfillment and outsourced fulfillment services that will fulfill all sales and service obligations to our customers including the creation of initial video and creation of a video player if necessary, building of branded channels on video sharing sites, creation and launch of marketing programs to drive viewership to video content, and targeted database marketing and VSEO.

Customer Service

We will have a dedicated customer services group with two primary functions. One is to answer questions about products, procedures and our business philosophy.  In addition, our customer service group will monitor fulfillment and solve fulfillment issues and handle other aspects of post purchase issues that may arise.

Competition

In the past few years, the number of online video technologies, offerings and companies has grown rapidly. The markets for the products and services that we offer are very competitive, are rapidly evolving and have relatively low barriers to entry. In addition to other video production and technology companies, we compete with all general advertising and marketing companies who eventually will want to include video marketing in their suite of product offerings, and who may develop their own similar products and compete with us for market share. These potential competitors may have more mature lines of distribution than us, be better financed than us, or may create a product offering that is superior to ours. Any of these factors can cause a competitor to take market share away from us or otherwise substantially hurt our business. We believe that competition in our market is based predominantly on:

●	price
●	brand recognition;

●	product and service components and deliverables;
●	track record of creating and keeping satisfied clients;

●	success of underlying marketing programs for online video content;
●	order delivery performance and customer service.

We believe that we will enjoy the following competitive advantages:

●
Our President, Douglas S. Hackett, has experience in internet marketing including video driven internet marketing.  We believe his knowledge of design and sales strategy gleaned from previous experience with online marketing products and services, will be critical to our success.

●
We intend to provide a suite of products that will allow all business owners to use video online. By developing an entry-level product beginning at $99, we believe that we will make business video affordable for all business owners, even small proprietors or home based business owners. By opening this door to a larger group of potential users, we believe that we have the ability to gain market share rapidly and take a leadership role in this growing space.

●
We intend to position our brand as a “one stop shop” for online business video, including production and site building as needed, hosting, publishing, marketing, syndication and branding. We believe that business owners want to have everything taken care for them in terms of launching video on their site, and by offering all inclusive plans and packages we believe we have a more attractive offering than many competitors.

●
We will use our outsourced relationships to keep costs down, which will allow us to offer competitive pricing. We have outsourced certain sales and fulfillment functions, including the outsourcing of certain fulfillment functions to offshore contractors, and that will allow us to keep our sales and fulfillment costs low and marginal. This will allow us to maintain margin and pricing integrity, and this should give us a competitive advantage.  We are currently outsourcing certain sales efforts at this time to Veritas Consulting and we are currently outsourcing certain fulfillment functions at this time to Franshella Productions.

Government Regulation

We are subject to a number of laws and regulations that affect companies generally and specifically those conducting business on the internet, many of which are still evolving and could be interpreted in ways that could harm our business.  Existing and future laws and regulations may impede our growth. These regulations and laws may cover online marketing, e-mail marketing, telemarketing, taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic contracts and other communications, consumer protection, web services, the provision of online payment services, unencumbered internet access to our services, the design and operation of websites, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, libel, and personal privacy apply to the internet, e-commerce, digital content and web services. Unfavorable regulations and laws could diminish the demand for our products and services and increase our cost of doing business.

Intellectual Property

Although we believe that our business methodology is proprietary in terms of how we deliver our service to our client, and how we use deploy video in a marketing context, we currently hold no patents, copyrights or trademarks. It is our plan to trademark our key products as we develop them, subject to applicable laws and regulations, however, we have not filed for any such protection as of yet. It is our policy to enter into confidentiality agreements with any outsourced sales or service providers so that our proprietary methodology, customer’s lists and business information are contractually protected, and we intend to enforce any such contractual provisions as the law allows in the event of a breach. We cannot assure you that these contractual arrangements will prevent third parties from acquiring or using our proprietary business information to compete against us.

Employees

We currently have 3 full time and 1 part time employees. Additionally, we have outsourced certain sales and fulfillment functions by contract to third parties, specifically we have a sales and marketing agreement with Veritas Consulting Group of Nevada for the provision of outsourced sales functions, and we have verbal agreement with Franshella Productions for the provision of fulfillment of video syndication services. Both of these contracts can be terminated by us at any time for any reason.  The Veritas contract is a revenue sharing contract so we have no direct cost associated with that contract.  Franshella does fulfillment for us by setting up video channels, uploading video content on either those video channels or on other video sharing sites. The cost of the Franshella contract depends on the amount of video uploading and channel set up that Franshella does for us, however we expect on average to spend between $1,000 and $3,000 per month with Franshella during the next 12 months.  The exact fulfillment costs paid to Franshella is dependent on the number of sales we make.

Properties

We rent our office space at 2295 S. Hiawassee Road, Suite 414, Orlando, Florida from Olympic Properties, LLC.  This property is a sublease of a partition of a 1,200 square foot office that is owned by Mr. Byrd, our chief executive officer, and is also rented by his law firm.  We currently pay $500.00 per month, on a month to month lease, for office use, including power and internet.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
James S. Byrd, Jr.	53	Chief Executive Officer, Secretary and Chairman
Douglas S. Hackett	48	President, Chief Operating Officer, Acting Chief Financial Officer, Treasurer and Director

James S. Byrd, Jr. has served as our chief executive officer, secretary and chairman of the board of directors since inception. Mr. Byrd has spent his career focused on building businesses in a wide range of industries, from start-ups to mature companies, both publicly traded and privately held.  In addition to being CEO of our Company, Mr. Byrd is also a practicing attorney and partner in Byrd & Byrd, PL, a small commercial law firm that he owns with his wife. Prior to that, Mr. Byrd was a Managing Director and Attorney for the Morgan & Morgan Business Trial Group (2010 – 2012). From 2008 to 2009 Mr. Byrd was the Chairman and CEO of Gen2Media Corp. (now Vidaroo Corp), and was a Director at Best Energy Services, Inc.  Mr. Byrd was also a Principal owner and Managing Member of Vanguard Capital, LLC, a privately owned venture capital firm, from 2005 to 2010.  We believe that Mr. Byrd’s experience as a business attorney, public company officer and director qualify him to serve on our board of directors.

Douglas S. Hackett has served as our president, chief operating officer, treasurer and director since inception and was appointed as our acting chief financial officer in July 2012. He is a media and marketing veteran with special interest in humanitarian projects around the world.   Mr. Hackett has experience in public company and privately held business leadership positions.  From 2011 until the present, he has served as Partner and CEO of Market Leverage, LLC, a digital advertising network.  From 2009 until 2011 he served on the Board of Directors of C3 Investment Fund, a fund related to the Global Orphan Project concentrated on sustainable business projects in third world countries to support the care of children.  From 2011 to 2012, he was a Member of Life Giving Fuels, LLC and LSK Farms, entities that concentrate on sustainable bio fuel and farming projects.  In 2012, he served as a Board Member of a mobile marketing company called Total Communicator Solutions, Inc.  In addition, he is a Co-Founder (2009) and currently serving as Chairman of the Board of Directors for Life Giving Force, LLC, a for profit company focused on delivering clean water solutions to third world countries and specializes in disaster relief assistance.  Mr. Hackett also serves on the Board of Directors of the World Rainforest Foundation (2009-Present), a non-profit organization focused on preserving the unique and precious resources that abound in undisturbed natural rainforest land for future generations of the world.  Mr. Hackett presently serves as a Director for Looking Glass Funds, a venture fund that targets emerging companies with strong growth potential for early stage financing.  Mr. Hackett is currently a Board Member and President for Hackett Media Direct, a technology firm that specializes in website hosting, web-based marketing services and database management.  We believe that Mr. Hackett’s experience as an entrepreneur and officer and director of public company qualify him to serve on our board of directors.

Family Relationships

There are no family relationships among any of the directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

To date, we have not adopted a code of business conduct and ethics for our management and employees. We intend to adopt one in the near future.

EXECUTIVE COMPENSATION

Summary Compensation Table — Inception (December 28, 2011) through June 30, 2012

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

Name and Principal Position	Year Ended June 30	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James S. Byrd, Jr.	2012	$1	-	-	-	-	-	-	$1
CEO, Secretary and Chairman
Douglas S. Hackett	2012	$1	-	-	-	-	-	-	$1
President, COO and Director

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of June 30, 2012.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending board of directors’ meetings. They do not receive any other compensation for serving on the board of directors, but may participate in our incentive compensation program, once such a program is established.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

We rent our office space at 2295 S. Hiawassee Road, Suite 414, Orlando, Florida from Olympic Properties, LLC.  This property is a sublease of a partition of a 1,200 square foot office that is owned by Mr. Byrd, our chief executive officer, and is also rented by his law firm.  We currently pay $500.00 per month, on a month to month lease, for office use, including power and internet.

In January 2012, we issued 20,000,000 founder shares to our executive officers and directors for $50,000 in total.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our shares; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of October 17, 2012, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 2295 S. Hiawassee Rd., Ste. 414, Orlando, Florida, 32835.

	Amount and Nature of	Percentage
Name and Address of Beneficial Owner	Beneficial Ownership	of Class (1)
Executive Officers and Directors
James S. Byrd, Jr. (2)	10,000,000	49.7%
Douglas S. Hackett (3)	10,000,000	49.7%
Directors and executive officers as a group (2 persons)	20,000,000	99.4%
Other 5% Holders:
None.

(1)
Based on 20,126,500 shares of common stock issued and outstanding as of October 17, 2012. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Including 10,000,000 shares of common stock held by James S. Byrd, Jr. and Robin U. Byrd, TBE.
(3)	Including 10,000,000 shares of common stock held by Douglas S. Hackett and Neala S. Hackett, TBE.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized stock consists of 100,000,000 shares of common stock, with no par value. There are currently 20,126,500 shares of common stock issued and outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including:

●	general business conditions;
●	industry practice;
●	our financial condition and performance;
●	our future prospects;
●	our cash needs and capital investment plans;
●	our obligations to holders of any preferred stock we may issue;
●	income tax consequences; and
●	the restrictions Delaware and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

SELLING SHAREHOLDERS

We are registering a total of 326,500 shares of common stock, including 126,500 shares issued in the private placement transaction completed in June 2012 and 200,000 shares held by our management.

The following table sets forth the names of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of October 17, 2012 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

	Shares Beneficially Owned Prior to the Offering (1)		Shares Being	Shares Beneficially Owned After the Offering (1)
Name and Address of BeneficialOwner	Number	Percentage (2)	Offered	Number	Percentage (2)
Edward C. Leasure	10,000	*	10,000	0	0
James S. Byrd Sr.	3,000	*	3,000	0	0
James Byrd III	500	*	500	0	0
Mark Argenti	1,000	*	1,000	0	0
John S. Schoene	500	*	500	0	0
Carl J. Shjakarian	500	*	500	0	0
William J. Regan III	3,000	*	3,000	0	0
Patricia L. Byrd	10,000	*	10,000	0	0
Linda Byrd	25,000	*	25,000	0	0
Damien H. Prosser	500	*	500	0	0
Eric M Rolinson	5,000	*	5,000	0	0
Joseph V. Uricchio and Paul Uricchio	10,000	*	10,000	0	0
Frederick Leo Bateman, Inc. (3)	5,000	*	5,000	0	0
Ben Webster	500	*	500	0	0
June Cho	500	*	500	0	0
Douglas B. Hackett	3,000	*	3,000	0	0
Isabella Tam	500	*	500	0	0
Sofia Lugo	10,000	*	10,000	0	0
Kenneth A Castinado	1,000	*	1,000	0	0
Christian A Hackett	500	*	500	0	0
Michael Jenkins	25,000	*	25,000	0	0
Craig Scriven	500	*	500	0	0
Christopher M Kampeier	5,000	*	5,000	0	0
Tucker Byrd	500	*	500	0	0
Whitney L Grutz	500	*	500	0	0
Robert Blair	500	*	500	0	0
William E Chipman	3,000	*	3,000	0	0
David W. Watson DC	500	*	500	0	0
Eric A. Fellows	500	*	500	0	0
Dwaune Harris	500	*	500	0	0
James S. Byrd, Jr.	10,000,000	49.7%	100,000	9,900,000	49.2%
Douglas S. Hackett	10,000,000	49.7%	100,000	9,900,000	49.2%
Total	20,126,500	100%	326,500	19,800,000	98.4%

* Less than 1%.

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all shares shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)	As of October 17, 2012, there were 20,126,500 shares of common stock issued and outstanding.
(3)	Rick Bateman has voting and dispositive control over securities held by this entity.

PLAN OF DISTRIBUTION

Our common stock is not listed on a public exchange. We plan to apply for a quotation of our common stock on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. The selling security holders will sell some or all of their shares at a fixed price of $1.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The offering price of $1.10 per share for the shares of common stock was determined based on the price of our common stock of $1.00 during our private offering.  We added the additional $0.10 over the offering price of our common stock during our private offering to account for the potential increased value of our stock as a result of such shares having increased liquidity and being registered with the SEC and unrestricted.  Such increase in value is purely speculative and not based upon any rigorous analysis.  The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.

Once our common stock is quoted on OTC Bulletin Board and a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokers transactions, which may include long or short sales,
●	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
●	through direct sales to purchasers or sales effected through agents,
●	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
●	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $40,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Kingery & Crouse, P.A., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

MARKETKAST INCORPORATED
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

AS OF JUNE 30, 2012

Financial Statements Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
MarketKast Incorporated
(A Development Stage Company)

We have audited the accompanying balance sheet of MarketKast Incorporated (a development stage Company) as of June 30, 2012, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (December 28, 2011) to June 30, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing, the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MarketKast Incorporated as of June 30, 2012, and the results of its operations, and its cash flows for the period from inception (December 28, 2011) to June 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has incurred significant losses from operations and has no significant revenue generating operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kingery & Crouse PA
Tampa, Florida
July 23, 2012

MARKETKAST INCORPORATED
(a development stage company)
BALANCE SHEET
As of June 30, 2012

ASSETS

CURRENT ASSETS
Cash	$153,591
Prepaid expenses	2,500

Total Current Assets	156,091

TOTAL ASSETS	$156,091

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$2,000

Total Current Liabilities	2,000

LONG TERM LIABILITIES
Note payable	15,000

STOCKHOLDERS' EQUITY

Common Stock - No Par Value;
Authorized: 100,000,000
Issued and Outstanding: 20,126,500	166,500
Paid in capital	4,000
Deficit accumulated during the development stage	(31,409)

Total Stockholders' Equity	139,091

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$156,091

The accompanying notes are an integral part of these financial statements.

MARKETKAST INCORPORATED
(a development stage company)
STATEMENT OF OPERATIONS
Inception (December 28, 2011) through June 30, 2012

REVENUE	$3,000

OPERATING EXPENSES:

GENERAL AND ADMINISTRATIVE EXPENSES	34,064

TOTAL OPERATING EXPENSES	34,064

OPERATING LOSS	(31,064)

INTEREST EXPENSE	345

LOSS BEFORE INCOME TAXES	(31,409)

INCOME TAXES	-

NET LOSS	$(31,409)

Net Loss Per Common Share, basic & diluted	$(0.00)

Weighted Average Common Shares Outstanding, basic & diluted	20,044,411

The accompanying notes are an integral part of these financial statements.

MARKETKAST INCORPORATED
(a development stage company)
STATEMENT OF STOCKHOLDERS' EQUITY
Inception (December 28, 2011) Through June 30, 2012

				DEFICIT
				ACCUMULATED
				DURING THE
	COMMON STOCK		PAID-IN	DEVELOPMENT
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

Stock issued as founder's shares
on December 28, 2011, at $0.0025
per share for cash	20,000,000	$50,000	$-	$-	$50,000

Stock issued for cash from
March through June 2012,
at $1.00 per share	126,500	126,500	-	-	126,500

Private placement costs	-	(10,000)	-	-	(10,000)

Contributed services	-	-	4,000	-	4,000

Net Loss	-	-	-	(31,409)	(31,409)
Balance, June 30, 2012	20,126,500	$166,500	$4,000	$(31,409)	$139,091

The accompanying notes are an integral part of these financial statements.

MARKETKAST INCORPORATED
(a development stage company)
STATEMENT OF CASH FLOWS
Inception (December 28, 2011) through June 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(31,409)

Contributed services	4,000
Increase in prepaid expenses	(2,500)
Increase in accounts payable and accrued expenses	2,000

Total adjustments to net income	3,500

Net cash (used in) operating activities	(27,909)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash provided by (used in) investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES

Note payable	15,000
Common shares issued for cash, net	166,500

Net cash provided by financing activities	181,500

Net increase in cash	153,591
Cash - beginning balance	-

CASH ENDING BALANCE	$153,591

Cash paid for:
Interest	$-
Income taxes	$-

The accompanying notes are an integral part of these financial statements.

MARKETKAST INCORPORATED
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2012

NOTE 1	NATURE OF OPERATIONS

MarketKast Incorporated (the “Company”), is a development stage company incorporated on December 28, 2011 under the laws of the State of Florida. The Company intends to function as a provider of online video production, distribution, syndication and marketing services for business owners.

We are a development stage company and to date, we have received no material revenues from our operations. Initial operations have included organization, target market identification, marketing plans, and capital formation. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace.

The Company has adopted its fiscal year end to be June 30.

NOTE 2	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development Stage Company

The Company is a development stage company and is still devoting substantially all of its efforts on establishing the business, and therefore its planned principal operations have not commenced. Losses accumulated since inception, have been considered part of the Company’s development stage activities.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized at the time the product is delivered or the service is performed. Revenue is reported net of any provision for sales refunds and returns which will be estimated based on the Company’s historical experience or where it exists, a reserve percentage established by agreement. Where the Company has entered into a revenue sharing agreement with a third party, the Company will record its’ proportionate share of the revenue.

Deferred revenue is recorded for amounts received in advance of the time at which services are performed and included in revenue at the completion of the related services.

Intangible Assets and Long Lived Assets

The Company makes reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Fair value of financial instruments

The Company’s short-term financial instruments consist of cash and cash equivalents and accrued expenses. The carrying amounts of the financial instruments approximate fair value because of their short-term maturities.  The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments. The carrying value of the Company’s long-term debt approximates fair value based on the terms and conditions at which the Company could obtain similar financing.

Income Taxes

The Company follows ASC 740 Income Taxes for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

All tax periods from inception remain open to examination by taxing authorities.

Stock-Based Compensation

The Company accounts for stock based compensation in accordance with ASC 718 Stock Compensation. This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions.

Net Income (Loss) Per Common Share

Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti dilutive.

Recent Pronouncements

The Company does not believe that other recently issued accounting pronouncements will have a material impact on its financial statements.

NOTE 3	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.  As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $31,409 and has no significant revenue generating operations. These conditions raise substantial doubt about its ability to continue as a going concern.

While the Company is attempting to execute its development strategy, the Company’s cash position may not be sufficient to support the Company’s daily operations without significant financing.  While the Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.

NOTE 4	ACCRUED EXPENSES

Accounts payable and accrued expenses consist of accruals from normal operations of the business.  As of June 30, 2012 the balance is $2,000.

NOTE 5	NOTE PAYABLE

During March 2012 the Company borrowed $15,000 pursuant to a note bearing interest at 10% per annum, payable interest only until March 1, 2015, when the principal balance is due.

NOTE 6	STOCKHOLDERS’ EQUITY

Common stock

Common Stock includes 100,000,000 shares authorized at no par value.

During December 2011 the Company issued 20,000,000 shares of common stock for cash at $0.0025 per share for a total value of $50,000 to its founders.

From March through June 2012, the Company issued 126,500 shares of common stock for cash at $1.00 per share or a value of $126,500. The Company incurred $10,000 in costs associated with the private offering which have been charged against the proceeds of the offering.

During the period ended June 30, 2012, affiliates contributed services with a fair value of $4,000 to the Company which has been charged to operations during the period.

NOTE 7	INCOME TAXES

No provision was made for federal income tax since the Company has significant net operating losses. From inception to June 30, 2012, the Company had an operating loss of $27,409. The net operating loss carry-forwards may be used to reduce taxable income through the year 2032. The principal difference between the net operating loss for book purposes and income tax purposes results from contributed services by affiliates. The availability of the Company’s net operating loss carry-forwards are subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of June 30, 2012, are as follows:

Deferred tax assets:
Federal net operating loss	$4,100
State net operating loss	1,600
5,700
Total deferred tax assets
Less valuation allowance	(5,700)

$--

The Company has provided a 100% valuation allowance on the deferred tax assets at June 30, 2012, to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.

The reconciliation of the effective income tax rate to the federal statutory rate for the periods ended June 30, 2012, is as follows:

Federal income tax rate	(15.0)%
State tax, net of federal benefit	(5.0)
Increase in valuation allowance	20.0
Effective income tax rate	-%

326,500 Shares of Common Stock

MARKETKAST, INCORPORATED

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is                               , 2012

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

Securities and Exchange Commission registration fee	$48.99
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$500
Accounting fees and expenses	$7,000
Legal fees and expense	$30,000
Blue Sky fees and expenses	$2,000
Miscellaneous	$0
Total	$39,548.99

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Article IX of Marketkast’s Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by the our board of directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Item 15. Recent Sales of Unregistered Securities

In June 2012, we sold 126,500 shares of our common stock for approximately $126,500. The restricted shares were sold to 30 investors pursuant to a private placement offering at $1.00 per share.  Such securities were not registered under the Securities Act. These shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 504 of Regulation D (“Regulation D”) promulgated under the Securities Act.

In January 2012, we issued 20,000,000 founder shares to our executive officers and directors for $50,000 in total. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation. (1)
3.2	By-Laws. (1)
5.1	Legal Opinion of Anslow & Jaclin, LLP. *
10.1	Promissory Note, dated March 9, 2012. (2)
10.2	Sales Agreement between MarketKast, Inc. and Veritas Consulting Group, Inc., dated May 29, 2012. (3)
23.1	Consent of Kingery & Crouse, P.A., LLP. *
23.2	Consent of Anslow & Jaclin, LLP. (included in Exhibit 5.1)

* Filed herewith.
(1) Incorporated by reference to the Company’s registration statement on Form S-1 filed with the SEC on July 26, 2012.
(2) Incorporated by reference to the Company’s registration statement on Form S-1/A filed with the SEC on September 7, 2012.
(3) Incorporated by reference to the Company’s registration statement on Form S-1/A filed with the SEC on September 28, 2012.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (5)      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

               (6)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, Florida, on October 17, 2012.

Marketkast, Incorporated

By:	/s/ James S. Byrd, Jr.
James S. Byrd, Jr. Chief Executive Officer (Principal Executive Officer)

By:	/s/ Douglas S. Hackett
Douglas S. Hackett Acting Chief Financial Officer (Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ James S. Byrd, Jr.	Chief Executive Officer, Secretary and Chairman	October 17, 2012
James S. Byrd, Jr.

/s/ Douglas S. Hackett	President, Chief Operating Officer, Treasurer and Director	October 17, 2012
Douglas S. Hackett	Acting Chief Financial Officer (Principal Accounting Officer)

35

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation. (1)
3.2	By-Laws. (1)
5.1	Legal Opinion of Anslow & Jaclin, LLP. *
10.1	Promissory Note, dated March 9, 2012. (2)
10.2	Sales Agreement between MarketKast, Inc. and Veritas Consulting Group, Inc., dated May 29, 2012. (3)
23.1	Consent of Kingery & Crouse, P.A., LLP. *
23.2	Consent of Anslow & Jaclin, LLP. (included in Exhibit 5.1)

* Filed herewith.
(1) Incorporated by reference to the Company’s registration statement on Form S-1 filed with the SEC on July 26, 2012.
(2) Incorporated by reference to the Company’s registration statement on Form S-1/A filed with the SEC on September 7, 2012.
(3) Incorporated by reference to the Company’s registration statement on Form S-1/A filed with the SEC on September 28, 2012.